Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 461,106,440.00	0.0001531	$ 70,595.40
Fees to be Paid	2	$ 806,660,380.00	0.0001531	$ 123,499.70
Fees Previously Paid
	Total Transaction Valuation:	$ 1,267,766,820.00
	Total Fees Due for Filing:			$ 194,095.10
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 194,095.10
Offering Note
[1]	1 1.a. As of close of business on September 5, 2025, the number of shares of Class A common stock to which this transaction applies is estimated to be 23,055,322, which consists of (i) 21,920,361 shares of the Class A common stock, par value $0.01 per share; (ii) 1,055,376 shares of the Class A common stock underlying restricted stock units entitled to receive the per share merger consideration of $20.00; and (iii) 79,585 shares of the Class A common stock underlying performance stock units expected to receive the per share merger consideration of $20.00. 1.b. Solely for the purpose of calculating the filing fee, the underlying value of the transaction related to Class A common stock was calculated based on the sum of (i) the product of 21,920,361 shares of the Class A common stock, par value $0.01 per share, and the per share merger consideration of $20.00; (ii) the product of 1,055,376 shares of the Class A common stock underlying restricted stock units and the per share merger consideration of $20.00; and (iii) the product of 79,585 shares of the Class A common stock underlying performance stock units and the per share merger consideration of $20.00. 1.c. In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act the filing fee was determined by multiplying the product calculated in the preceding sentence by 0.00015310.

[2]	2 2.a. As of close of business on September 5, 2025, the number of shares of Class B common stock to which this transaction applies is estimated to be 40,333,019 shares, par value $0.01 per share. 2.b. Solely for the purpose of calculating the filing fee, the underlying value of the transaction related to Class B common stock was calculated based on the product of 40,333,019 shares of the Class B common stock, par value $0.01 per share, and the per share merger consideration of $20.00. 2.c. In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act the filing fee was determined by multiplying the product calculated in the preceding sentence by 0.00015310.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A